UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2021

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	001-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, Suite 1000 Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest, par value $1.00 per share	PEI	New York Stock Exchange
Series B Preferred Shares, par value $0.01 per share	PEIPrB	New York Stock Exchange
Series C Preferred Shares, par value $0.01 per share	PEIPrC	New York Stock Exchange
Series D Preferred Shares, par value $0.01 per share	PEIPrD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2021, Pennsylvania Real Estate Investment Trust (“PREIT”), PREIT Associates, L.P. and PREIT-RUBIN, Inc. (collectively with PREIT and PREIT Associates, L.P., the “Borrower”) entered into an amendment (the “Amendment”) to that certain Second Lien Credit Agreement, dated as of December 10, 2020 with Wells Fargo Bank, National Association and the other financial institutions signatory thereto and their assignees (as amended, the “Credit Agreement”). The Amendment reduces the principal amount of Loans outstanding under the Credit Agreement, retroactively as of December 10, 2020, from $540.5 million to $535.3 million and correspondingly reduces the aggregate Term Loan Commitments under the Credit Agreement. The reduction was made in connection with the final determination that amounts of Disputed Interest (defined in the Amendment) that were included in the principal amount of Loans provided under the Credit Agreement at closing, were not due and payable by the Borrower prior to entry into the Credit Agreement. In connection with that determination, the Amendment also reduces the amount of paid in kind interest paid by the Borrower on January 10, 2021 (which amount was calculated based on the prior outstanding principal balance under the Credit Agreement) by $39.9 thousand to $4.0 million.

The Credit Agreement contains certain affirmative and negative covenants and other terms that remain unchanged under the Amendment and which are described in PREIT’s Current Report on Form 8-K filed on December 16, 2020. All capitalized terms used in this Current Report on Form 8-K and not otherwise defined herein have the meanings ascribed to such terms in the Credit Agreement. The description above is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference to this Item 2.03.

Item 8.01. Other Events.

PR Woodland Limited Partnership, a Delaware limited partnership indirectly owned by PREIT (“PR Woodland”), is the borrower under a loan agreement secured by the Woodland Mall in Grand Rapids, Michigan. PREIT Associates, L.P. has guaranteed certain obligations of PR Woodland under the loan agreement. As previously described in PREIT’s Current Report on Form 8-K filed on December 16, 2020, PR Woodland, the administrative agent, and certain lenders under the loan agreement previously entered into a forbearance agreement and loan agreement amendment, agreeing to, among other things, forbear from exercising any of their rights and remedies as a result of alleged events of default while the parties worked in good faith toward a further amendment to the loan agreement. On February 8, 2021, PR Woodland, PR Woodland Anchor-S, LLC, a Delaware limited liability company indirectly owned by PREIT, as an additional borrower, PREIT Associates, L.P., as guarantor, the administrative agent, and the lenders party to the loan agreement entered into a second amendment to the loan agreement. Among other changes, that amendment: (i) reduces the cap on guarantor liability for PREIT Associates, L.P. to $10 million; (ii) restricts the lenders from exercising their rights and remedies under the guaranty until December 10, 2022, except if there is a bankruptcy filing with respect to the borrowers or guarantor; (iii) extends the maturity date of the loan agreement to December 10, 2021 with one 12-month extension option; (iv) adjusts the interest rate; (v) provides for the pledge of additional collateral as security for the borrowers’ obligations (including the parcel owned by PR Woodland Anchor-S, LLC, which was released as collateral from PREIT’s senior secured credit facilities); and (vi) requires the borrowers to pay to the lenders a $5 million remargin payment.

A copy of PREIT’s press release announcing the transaction described above in Item 8.01 of this Current Report on Form 8-K is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.1	First Amendment to Second Lien Credit Agreement, dated as of February 8, 2021, by and among PREIT Associates, L.P., PREIT-RUBIN, Inc., Pennsylvania Real Estate Investment Trust, and the financial institutions party thereto and their assignees.

99.1	Press release issued by Pennsylvania Real Estate Investment Trust dated February 11, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: February 12, 2021	By:	/s/ Lisa M. Most
Lisa M. Most
Executive Vice President, Secretary and General Counsel